Exhibit 99.1

FOR IMMEDIATE RELEASE:	July 25, 2008

NWN Reports Results for the Quarter & Six Months Ended June 30, 2008

Financial & Operating Highlights

•

Second quarter net income up 26 percent over 2007, and earnings per share up 20 percent over the same period, due to the gain from a non-core asset sale and solid operating results from utility and gas storage

•	Year-to-date net income down 8 percent and earnings per share down 6 percent due mainly to record gains from commodity cost savings in 2007 compared to higher gas costs in 2008

•	Operations & maintenance costs were 9 percent lower in the quarter and 5 percent lower in the year-to-date period compared to 2007

PORTLAND, ORE.—Northwest Natural Gas Company, dba NW Natural (NYSE:NWN), reported net income for the second quarter ended June 30, 2008, of $3.3 million, or 12 cents per share, up from $2.6 million, or 10 cents per share in the same quarter of 2007.

“Our improved financial performance in the quarter was primarily due to the gain on the sale of a non-core asset in the period and relatively strong results from our utility and gas storage operations,” said NW Natural Chief Executive Officer Mark Dodson. “These factors helped offset commodity cost losses under our regulatory sharing mechanism,” Dodson added.

For the six month period, net income was $46.5 million, or $1.75 per share, compared to $50.7 million, or $1.86 per share for the first six months of 2007, representing a 6 percent decrease in earnings per share and an 8 percent decrease in net income. Year-to-date earnings were lower due mainly to record commodity cost benefits in 2007 compared to higher gas costs in 2008.

NW Natural has an annual Purchased Gas Adjustment (PGA) tariff in Oregon and Washington to reflect current and projected gas costs in utility customer rates. In Oregon, the company currently absorbs 33 percent of any excess cost of gas, or retains 33 percent of any gas cost savings, both as compared to the projected gas commodity prices built into rates. The company also retains 33 percent of the margin when it sells surplus gas commodity off-system, and credits 67 percent to customers. In Washington, 100 percent of actual gas purchase costs are passed through to customers.

According to NW Natural Chief Financial Officer David Anderson, “The second quarter of 2008 saw prolonged colder-than-average weather and gas prices paid that were consistently above levels set in rates for the current PGA year, which ends October 31, 2008. Increased gas purchases at higher prices resulted in the company absorbing gas costs under the PGA sharing mechanism that reduced margin by about $5.5 million in the quarter compared to a contribution to margin of $0.8 million in last year’s second quarter.”

Oregon’s natural gas distribution companies are currently working with the Oregon Public Utility Commission (OPUC) to modify the gas cost sharing mechanism to better align customer and shareholder risk from commodity price fluctuations. Changes to the PGA mechanism, which must be approved by the OPUC, are targeted by the company to be implemented with the next heating season, which begins November 1, 2008.

Second quarter financial and operating highlights

•	Higher income and earnings per share

Net income in the second quarter of 2008 was $3.3 million or 12 cents per share, compared to net income of $2.6 million or 10 cents per share in 2007. Results from utility operations are typically low during the second quarter due to reduced use of natural gas in spring and early summer. The utility recorded a net loss of $0.7 million (3 cents per share) in the quarter, compared to a net loss of $0.1 million (less than 1 cent per share) in the second quarter of 2007. Gas storage contributed net income of $2.5 million in the quarter (9 cents per share), compared to $2.7 million in the second quarter of 2007 (10 cents per share). Other non-utility activities resulted in net income for the 2008 quarter of $1.5 million (6 cents per share), compared to a small gain in 2007, due mainly to the sale of a non-core investment in the 2008 period.

•	Customer growth remains above national average

NW Natural’s utility customer growth continues at a rate higher than the national average. This growth is driven by new construction activity and conversions from other fuel sources. At June 30, 2008, the company had 656,784 customers, for a growth rate of 2.5 percent over the past 12 months.

•	Operational results

NW Natural’s total gas sales and transportation deliveries in the second quarter of 2008, excluding deliveries of gas stored for others, were 263 million therms or 12 percent higher than the 234 million therms delivered in 2007, due mainly to higher residential and commercial volumes from customer growth and colder weather. Industrial volumes were roughly the same as last year. Margin from utility operations in the quarter was $57.2 million, benefiting from customer growth and colder weather, but was 3 percent lower than 2007 margin of $59.1 million primarily due to changes in the commodity cost sharing discussed above.

Sales to residential and commercial customers in the second quarter of 2008 were 131 million therms, 27 percent higher than 2007 consumption of 103 million therms, due primarily to higher usage in the period resulting from weather that was 23 percent colder than in 2007 and 26 percent colder than average. Residential and commercial sales contributed $63.0 million to margin, up 23 percent from $51.2 million in 2007. The company’s weather normalization and decoupling rate mechanisms in Oregon reduced margin by $8.3 million in the second quarter of 2008, compared to a net $0.8 million contribution to margin in the second quarter of 2007.

Gas deliveries to industrial customers in the second quarter of 2008 were essentially unchanged from 2007 levels at 132 million therms for both periods. Margin in this sector was $7.1 million, down 6 percent compared to last year’s margin contribution of $7.5 million, due to some temporary shut-downs and cutbacks by a few large customers in the period and movements to lower margin rate schedules.

NW Natural continues to provide gas storage and optimization services to customers in the interstate and intrastate gas markets. Earnings from gas storage in the second quarter of 2008 were $2.5 million, or 9 cents per share, compared to $2.7 million or 10 cents per share in last year’s second quarter. These results include income from gas storage services as well as income from a contract with an unaffiliated energy marketing company that optimizes the company’s unused storage and pipeline transportation capacity.

•	Operations and maintenance costs

Operations and maintenance expenses in the second quarter of 2008 were 9 percent lower than last year. The decrease was primarily due to lower employee-related expenses, including reduced incentive accruals.

•	Company sells last major non-core asset

In late April, the company sold a Boeing 737 airplane that NW Natural had purchased and leased to Continental Airlines since the 1980s. This marks the sale of the last significant non-core asset owned by the company. The company sold solar electric generating systems and wind power electric generation projects between 2005 and 2007. The company recorded an after-tax gain of $1.1 million on the sale of the plane, which was recorded in the second quarter of 2008. “We have been able to convert these non-core assets into cash, as planned,” said Anderson, “which allows us to concentrate on our core utility, gas storage and gas transmission pipeline activities.”

•	Second phase of Automated Meter Reading (AMR) launched

In July 2008, NW Natural signed an agreement to complete the second phase of an automated meter reading project. The first phase was successfully implemented in 2006 with the installation of 260,000 electronic metering devices in the company’s service territory. According to NW Natural President and Chief Operating Officer Gregg Kantor, “The second phase of the project, which will now equip 375,000 meters primarily in the Portland and Salem metropolitan areas, will be completed over the next two years and follows the success of the first phase of the project in areas outside of Portland and Salem. The new metering system has proven to be more efficient for our customers.” It is expected that NW Natural will seek regulatory recovery of the estimated $30 million project cost at a later date.

Year-to-date (six month) financial and operating highlights

•	Lower net income and earnings per share

For the six month period, net income decreased 8 percent to $46.5 million or $1.75 per share, compared to $50.7 million or $1.86 per share in the same period in 2007. NW Natural’s utility operations contributed $39.8 million or $1.50 per share in the first six months of 2008, compared to $46.0 million or $1.69 per share in the first six months of 2007. Gas storage contributed $4.9 million in the period or 18 cents per share, compared to $4.5 million or 16 cents per share in the 2007 period. Other non-utility activities resulted in net income of $1.8 million, or 7 cents per share, compared to $0.2 million or 1 cent per share in 2007.

•	Operating results

NW Natural’s total gas sales and transportation deliveries in the first six months of 2008, excluding deliveries of gas stored for others, were 712 million therms, up 10 percent from 2007 due to higher residential and commercial volumes from customer growth and higher consumption due to colder weather in the six-month period. Margin from utility operations was $184.6 million in 2008, compared to $194.7 million in 2007, or 5 percent lower than last year’s first six months due mainly to higher customer use combined with higher prices for natural gas.

Gas sales to residential and commercial customers in the first six months of 2008 were 420 million therms, up 16 percent from 363 million therms in 2007 due to customer growth and weather that was 11 percent colder than last year and 11 percent colder than normal for the period.

Residential and commercial sales contributed $185.3 million to margin, up 13 percent from $164.6 million in 2007, due mainly to customer growth and colder weather than last year. The company’s weather normalization and decoupling mechanisms reduced margin in the first six months of 2008 by $14.2 million. This compared to a net contribution to margin of $0.4 million for the first six months of 2007 on weather that was about average for the 2007 period.

Gas deliveries to industrial customers in the first six months of 2008 were 292 million therms, up 3 percent from 284 million therms in the same period last year. Contribution to margin from sales and transportation in these markets was $15.4 million, compared to $15.9 million last year.

As noted earlier, for the first six months of the year higher gas purchases at unusually high prices contributed to a $5.8 million reduction to margin, equivalent to 13 cents per share, due to the company’s commodity cost sharing mechanism. This compares to a contribution to margin of $10.6 million, equivalent to 24 cents per share, for the first six months of the year in 2007 under the company’s PGA. All gas costs are passed through to customers in Washington.

YTD O&M costs on track

Operations and maintenance costs for the six-month period were 5 percent lower than the 2007 period, primarily related to lower payroll and employee-related expenses in the current period, including reduced incentive accruals. Bad debt expense as a percent of revenues billed remained well below 1 percent at 0.31 percent for the 12 months ended June 30, 2008.

Cash flows and capital structure

Cash provided by operations in the first six months of 2008 was $138.1 million, compared to $180.3 million in the same period in 2007. Cash flows reflect lower operating results but mostly higher gas costs versus record gas commodity savings last year. Cash used in investing activities totaled $46.7 million compared to $52.5 million in 2007, mainly reflecting investments in the company’s Palomar pipeline and Gill Ranch storage projects, offset by proceeds from the sale of the non-utility airplane investment.

NW Natural’s capitalization at June 30, 2008, reflected 51.6 percent common equity, 42.4 percent long-term debt, and 6.0 short-term debt. This compared to 52.2 percent common equity, 44.2 percent long-term debt, and 3.6 percent short-term debt at June 30, 2007.

Outlook for 2008

NW Natural reaffirmed its prior estimate that full-year earnings per share in 2008 will be in the range of $2.48 to $2.63. Our estimate assumes normal weather for the remainder of the year, continued customer growth, benefits from cost reduction initiatives, no significant changes in current regulatory policies and no estimate of future gains or losses from our gas commodity sharing mechanism, since we are unable to predict future gas cost increases or decreases with reasonable certainty. To the extent that gas costs remain above levels set in our purchase gas adjustment mechanism, the company could recognize additional gas expense. The company continues to target long-term earnings per share growth of 5 percent or more and to maintain a dividend payout ratio of 60 to 70 percent of earnings.

Dividend Declaration

The Board of Directors of NW Natural on July 1, 2008 declared a quarterly dividend of 37.5 cents per share on the company’s common stock. The dividends will be paid August 15, 2008, to shareholders of record on July 31, 2008. The current indicated annual dividend is $1.50 per share.

Presentation of Results

In addition to presenting results of operations and earnings amounts in total, NW Natural has expressed certain measures in this press release on an equivalent cents per share basis, including the earnings impact from our commodity cost sharing mechanism. These amounts reflect factors that directly impact the company’s earnings. In calculating these financial measures, we allocate income tax expense based on the effective tax rate. NW Natural believes this per share information is useful because it enables readers to better understand the impact of these factors on its earnings.

Conference call arrangements

As previously reported, NW Natural will conduct a conference call and webcast starting at 7:00 a.m. Pacific Time (10 a.m. Eastern Time) on July 25 to review the company’s financial results of operations for the three and six months ended June 30, 2008.

To hear the conference call live, dial 1-800-860-2442 from anywhere in the United States and 1-412-858-4600 from international points, including Canada. To access the recording, please call 1-877-344-7529 and enter the identification pass code (420734#). To hear the replay from international locations, please dial 1-412-317-0088.

To hear the conference by webcast, log on to NW Natural’s corporate website at www.nwnatural.com or through www.InvestorCalendar.com.

Forward-Looking Statements

This report and other presentations made by NW Natural from time to time may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and other statements that are other than statements of historical facts. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis. However, each such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the factors described in Part I, Item 1A, “Risk Factors,” and “Forward-Looking Statements” following Part II, Item 7A, in the company’s 2007 Annual Report on Form 10-K, and in “Forward-Looking Statements” following Part I, Item 2, of the company’s quarterly financial statements, that could cause the actual results of the company to differ materially from those projected in such forward-looking statements.

All subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the company, also are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

About NW Natural

NW Natural is headquartered in Portland, Ore., and serves nearly 657,000 residential and business customers in Oregon and southwest Washington. It is the largest independent natural gas utility in the Pacific Northwest. The company has approximately $2.0 billion in total assets, which includes approximately 16 Bcf of underground gas storage capacity within its service territory at Mist, Ore. The company has rate mechanisms in place that help to protect revenues from warmer than average weather and declining consumption. NW Natural has increased its dividends paid on common stock for 52 consecutive years.

Contacts:

Bob Hess (investors)

Phone: 1-800-422-4012, ext 2388 or 503-220-2388

Email: Bob.Hess@nwnatural.com

NORTHWEST NATURAL GAS COMPANY

Comparative Income Statement

(Consolidated - Unaudited)

	Three Months Ended
(Thousands, except per share amounts)	06/30/08	06/30/07	Increase	% Change
Gross Operating Revenues	$191,254	$183,249	$8,005	4%
Net Income	$3,297	$2,617	$680	26%
Average Shares of Common Stock Outstanding	26,421	26,999	(578)	(2%)
Basic Earnings Per Share of Common Stock	$0.12	$0.10	$0.02	20%
Diluted Earnings Per Share of Common Stock	$0.12	$0.10	$0.02	20%

	Six Months Ended
(Thousands, except per share amounts)	06/30/08	06/30/07	Increase	% Change
Gross Operating Revenues	$578,948	$577,340	$1,608	(0%)
Net Income	$46,465	$50,692	$(4,227)	(8%)
Average Shares of Common Stock Outstanding	26,415	27,114	(699)	(3%)
Basic Earnings Per Share of Common Stock	$1.76	$1.87	$(0.11)	(6%)
Diluted Earnings Per Share of Common Stock	$1.75	$1.86	$(0.11)	(6%)

	Twelve Months Ended
(Thousands, except per share amounts)	06/30/08	06/30/07	Increase	% Change
Gross Operating Revenues	$1,034,801	$1,029,142	$5,659	1%
Net Income	$70,270	$71,080	$(810)	(1%)
Average Shares of Common Stock Outstanding	26,471	27,310	(839)	(3%)
Basic Earnings Per Share of Common Stock	$2.65	$2.60	$0.05	2%
Diluted Earnings Per Share of Common Stock	$2.64	$2.59	$0.05	2%

NORTHWEST NATURAL GAS COMPANY

Consolidated Balance Sheets (unaudited) Thousands	June 30, 2008	June 30, 2007
Assets:
Plant and property:
Utility plant	$2,091,092	$2,002,460
Less accumulated depreciation	637,680	595,195

Utility plant - net	1,453,412	1,407,265

Non-utility property	72,242	57,061
Less accumulated depreciation and amortization	8,537	7,392

Non-utility property - net	63,705	49,669

Total plant and property	1,517,117	1,456,934

Current assets:
Cash and cash equivalents	5,242	4,899
Accounts receivable	43,718	45,656
Accrued unbilled revenue	19,685	18,434
Allowance for uncollectible accounts	(3,013)	(2,975)
Regulatory assets	5,748	22,438
Fair value of non-trading derivatives	54,867	4,538
Inventories:
Gas	32,910	52,615
Materials and supplies	9,959	9,245
Prepayments and other current assets	11,516	10,186

Total current assets	180,632	165,036

Investments, deferred charges and other assets:
Regulatory assets	173,321	186,578
Fair value of non-trading derivatives	9,218	1,388
Other investments	64,276	48,950
Other	11,417	9,015

Total investments, deferred charges and other assets	258,232	245,931

Total assets	$1,955,981	$1,867,901

Capitalization:
Common stock	$333,619	$350,360
Earnings invested in the business	293,313	262,209
Accumulated other comprehensive income (loss)	(2,483)	(2,292)

Total common stock equity	624,449	610,277
Long-term debt	512,000	517,000

Total capitalization	1,136,449	1,127,277

Current liabilities:
Notes payable	67,700	42,100
Long-term debt due within one year	5,000	—
Accounts payable	75,786	66,254
Taxes accrued	8,727	16,101
Interest accrued	2,837	2,820
Regulatory liabilities	84,370	42,473
Fair value of non-trading derivatives	2,792	18,115
Other current and accrued liabilities	32,251	25,858

Total current liabilities	279,463	213,721

Deferred credits and other liabilities:
Deferred income taxes and investment tax credits	221,266	208,978
Regulatory liabilities	227,076	205,838
Pension and other postretirement benefit liabilities	43,513	55,533
Fair value of non-trading derivatives	2,732	6,585
Other	45,482	49,969

Total deferred credits and other liabilities	540,069	526,903

Commitments and contingencies	—	—

Total capitalization and liabilities	$1,955,981	$1,867,901

NORTHWEST NATURAL GAS COMPANY

Consolidated Statements of Cash Flows (unaudited) Thousands (six months ended June 30)	2008	2007
Operating activities:
Net income	$46,465	$50,692
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	35,662	33,757
Deferred income taxes and investment tax credits	14,028	(2,051)
Undistributed earnings from equity investments	(346)	(198)
Deferred gas savings (costs) - net	(26,873)	20,461
Gain on sale of non-utility investments	(1,737)	—
Non-cash expenses related to qualified defined benefit pension plans	1,530	2,108
Deferred environmental costs	(4,131)	(4,069)
Income from life insurance investments	(978)	(905)
Other	(6,466)	(1,832)
Changes in working capital:
Accounts receivable and accrued unbilled revenue - net	84,224	105,548
Inventories of gas, materials and supplies	37,075	16,268
Prepayments and other current assets	7,083	8,855
Accounts payable	(45,684)	(47,636)
Accrued interest and taxes	(4,400)	(5,233)
Other current and accrued liabilities	2,634	4,528

Cash provided by operating activities	138,086	180,293

Investing activities:
Investment in utility plant	(41,338)	(40,845)
Investment in non-utility property	(5,110)	(14,378)
Proceeds from sale of non-utility investments	6,845	—
Proceeds from life insurance	208	56
Contributions to non-utility equity investments	(3,000)	—
Other	(4,286)	2,658

Cash used in investing activities	(46,681)	(52,509)

Financing activities:
Common stock issued, net of expenses	2,589	1,389
Common stock repurchased	—	(23,631)
Long-term debt retired	—	(29,500)
Change in short-term debt	(75,400)	(58,000)
Cash dividend payments on common stock	(19,808)	(19,257)
Other	349	347

Cash used in financing activities	(92,270)	(128,652)

Decrease in cash and cash equivalents	(865)	(868)
Cash and cash equivalents - beginning of period	6,107	5,767

Cash and cash equivalents - end of period	$5,242	$4,899

Supplemental disclosure of cash flow information:
Interest paid	$18,424	$18,652
Income taxes paid	$14,800	$33,000

NORTHWEST NATURAL GAS COMPANY

Financial Highlights

(Unaudited)

Second Quarter - 2008

	3 Months Ended June 30,		% Change	6 Months Ended June 30,		% Change	12 Months Ended June 30,		% Change
(Thousands, except per share amounts)	2008	2007		2008	2007		2008	2007
Gross Operating Revenues	$191,254	$183,249	4%	$578,948	$577,340	—	$1,034,801	$1,029,142	1%
Cost of Sales	124,010	114,744	8%	369,930	360,213	3%	648,867	647,934	—
Revenue Taxes	4,672	4,387	6%	14,023	14,001	—	25,023	25,117	—

Net Operating Revenues	62,572	64,118	(2%)	194,995	203,126	(4%)	360,911	356,091	1%

Operating Expenses:
O&M	25,840	28,420	(9%)	54,298	57,259	(5%)	117,527	115,663	2%
General Taxes	6,722	5,351	26%	14,856	13,168	13%	26,976	23,948	13%
D&A	17,957	16,972	6%	35,662	33,757	6%	70,248	66,400	6%

Total Operating Expenses	50,519	50,743	—	104,816	104,184	1%	214,751	206,011	4%

Income from Operations	12,053	13,375	(10%)	90,179	98,942	(9%)	146,160	150,080	(3%)
Other Income and Expense - net	1,940	(481)	503%	2,113	57	3,607%	3,501	1,263	177%
Interest Charges - net of amounts capitalized	8,933	8,801	1%	18,363	18,368	—	37,806	38,576	(2%)
Income Tax Expense	1,763	1,476	19%	27,464	29,939	(8%)	41,585	41,687	—

Net Income	$3,297	$2,617	26%	$46,465	$50,692	(8%)	$70,270	$71,080	(1%)

Common Shares Outstanding:
Average for Period - basic	26,421	26,999		26,415	27,114		26,471	27,310
Average for Period - diluted	26,571	27,164		26,564	27,261		26,612	27,441
End of Period	26,435	26,815		26,435	26,815		26,435	26,815
Earnings per Share:
Basic	$0.12	$0.10	20%	$1.76	$1.87	(6%)	2.65	2.60	2%
Diluted	$0.12	$0.10		$1.75	$1.86		2.64	2.59
Dividends Paid Per Share	$0.375	$0.355		$0.750	$0.710		$1.48	$1.41
Book Value Per Share - end of period	$23.62	$22.76		$23.62	$22.76		$23.62	$22.76
Market Closing Price - end of period	$46.26	$46.19		$46.26	$46.19		$46.26	$46.19
Balance Sheet Data - end of period:
Total Assets	$1,955,981	$1,867,901		$1,955,981	$1,867,901		$1,955,981	$1,867,901
Common Stock Equity	$624,449	$610,277		$624,449	$610,277		$624,449	$610,277
Long-Term Debt (including amounts due in one year)	$517,000	$517,000		$517,000	$517,000		$517,000	$517,000
Operating Statistics:
Total Customers - end of period	656,784	640,641	2.5%	656,784	640,641	2.5%	656,784	640,641	2.5%
Gas Deliveries (therms)
Res. & Comm. Customers	130,605	102,854		419,929	362,555		705,993	638,169
Industrial Firm	10,556	11,692		25,098	27,609		49,829	55,024
Industrial Interruptible	21,799	20,760		47,841	46,424		90,545	91,340
Transportation	99,652	99,094		219,020	210,303		433,599	417,493

Total	262,612	234,400		711,888	646,891		1,279,966	1,202,026
Gas Revenues
Res. & Comm. Customers	$149,045	$136,914		$489,692	$482,094		$861,710	$854,263
Industrial Firm	9,531	12,140		23,353	28,795		49,125	57,782
Industrial Interruptible	16,011	17,595		35,692	39,726		70,842	77,097
Transportation	3,579	3,497		7,260	7,088		14,363	14,044
Regulatory adjustment for income taxes	(673)	—		382	—		6,378	—
Other Revenues	8,366	8,098		12,122	11,166		13,184	11,365

Total	$185,859	$178,244		$568,501	$568,869		$1,015,602	$1,014,551
Cost of Gas Sold	$124,004	$114,732		$369,916	$360,194		$648,816	$647,884
Revenue Taxes	$4,672	$4,387		$14,023	$14,001		$25,023	$25,117
Net Operating Revenues (Utility Margin)	$57,183	$59,125		$184,562	$194,674		$341,763	$341,550
Degree Days
Average (25-year average)	682	683		2,569	2,550		4,284	4,265
Actual	860	698		2,840	2,550		4,664	4,253
Colder (Warmer) than Average	26%	2%		11%	0%		9%	0%